AMENDMENT TO CHANGE IN CONTROL AGREEMENT

     This Amendment to Change in Control Agreement ("Amendment") is made and entered into as of the 6th day of January, 1998, by and between INTERFACE, INC. (the "Company") and JOHN L. PARTRIDGE
("Executive").

                      W I T N E S S E T H :

     WHEREAS, the Company and Executive did enter into that certain Change in Control Agreement dated as of April 1, 1997
(the "Agreement"); and

     WHEREAS, the parties hereto desire to modify the Agreement in certain respects, as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the same meanings ascribed to such terms in the Agreement.

     2. Section 3(c) of the Agreement is hereby deleted in its entirety and the following is substituted in its place:

          (c) CHANGE IN CONTROL. The term "Change in Control" as used herein shall mean and be deemed to occur on the earliest of, and upon any subsequent occurrence of, the following:

          (i) during such period as the holders of the Company's Class B common stock are entitled to elect a majority of the Company's Board of Directors, the Permitted Holders (as defined below) shall at any time fail to be the "beneficial owners" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of a majority of the issued and outstanding shares of the Company's Class B common stock;

          (ii) at any time during which the holders of the Company's Class B common stock have ceased to be entitled to elect a majority of the Company's Board of Directors, the acquisition by any "person", entity, or "group" of "beneficial ownership" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, and rules promulgated thereunder) of more than 30 percent of the outstanding capital stock entitled to vote for the election of directors ("Voting Stock") of (A) the Company, or (B) any corporation which is the surviving or resulting corporation, or the transferee corporation, in a transaction described in clause (iii)(A) or
(iii)(B) immediately below;

          (iii) the effective time of (A) a merger, consolidation or other business combination of the Company with one or more corporations as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such merger or consolidation hold less than 51 percent of the Voting Stock of the surviving or resulting corporation, or (B) a transfer of all or substantially all of the property or assets of the Company other than to an entity of which the Company owns at
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least 51 percent of the Voting Stock, or (C) a plan of complete liquidation of the Company; and

          (iv) the election to the Board of Directors of the Company, without the recommendation or approval of Ray C. Anderson if he is then serving on the Board of Directors, or, if he is not then serving, of the incumbent Board of Directors of the Company, of the lesser of (A) four directors, or (B) directors constituting a majority of the number of directors of the Company then in office.

     3. The reference in Section 3(h) of the Agreement to "Amended and Restated Credit Agreement dated June 30, 1995" is hereby changed to "Second Amended and Restated Credit Agreement dated as of June 25, 1997".

     4. Section 4(a) of the Agreement is hereby deleted in its entirety and the following is substituted in its place:

          (a) IMMEDIATE VESTING OF STOCK AWARDS. Upon the occurrence of a Change in Control during the term of this Agreement, (i) all outstanding stock options (and stock appreciation rights, if any) granted to Executive under the Stock Plans shall become 100% vested and thus immediately exercisable; and (ii) all restrictions on and vesting requirements for all shares of restricted stock (or other performance shares, performance units or deferred shares) awarded to Executive under the Interface, Inc. Omnibus Stock Incentive Plan (or any other Stock Plan) shall lapse, and such shares and awards shall become 100% vested. To the extent inconsistent with this immediate vesting requirement, the provisions of this subsection (a) shall constitute an amendment of Executive's stock option agreements and restricted stock agreements issued under the Stock Plans.

     5. Section 4(b)(ii) of the Agreement is hereby deleted in its entirety and the following is substituted in its place:

               (ii) VOLUNTARY TERMINATION. For purposes hereof, "Voluntary Termination" shall mean termination of employment that is voluntary on the part of Executive, and either (A) is subsequent to the Company providing notice to Executive, in accordance with Section 2 of this Agreement, that the term of this Agreement will cease to extend automatically, or (B) in the judgment of Executive, is due to (x) a reduction of Executive's responsibilities, title or status resulting from a formal change in such title or status, or from the assignment to Executive of any duties inconsistent with Executive's title, duties or responsibilities in effect within the year prior to the Change in Control; (y) a reduction in Executive's compensation or benefits, or (z) a Company-required involuntary relocation of Executive's place of residence or a significant increase in Executive's travel requirements. A termination shall not be considered voluntary within the meaning of this Agreement if such termination is the result of Cause, Executive's Disability, a voluntary election of Executive to retire (including early retirement) within the meaning of applicable retirement plans, or Executive's death; provided, however, the fact that Executive is eligible for retirement (including early retirement) under applicable retirement plans at the time of Executive's termination due to the reasons in any of clauses (A) or (B) (x),
(y) or (z) of this subsection (b)(ii) shall not make Executive ineligible to receive benefits under this Agreement.

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     6.   Section 4(c)(v) of the Agreement is hereby deleted in
its entirety. No change is made to the numbering of the remaining clauses or paragraphs in Section 4(c) to preserve the accuracy of cross-references to those paragraphs appearing



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elsewhere in the Agreement.

     7. Section 4(c) of the Agreement is hereby amended to change the references therein to paragraph (v) of said subsection
(c), to paragraph (iv), as paragraph (v) has been deleted pursuant to the foregoing paragraph 6 of this Amendment.

     8. Section 4(d) of the Agreement is hereby deleted in its entirety.

     9. The Agreement, as expressly modified by this Amendment, shall remain in full force and effect in accordance with its terms and continue to bind the parties.

     IN WITNESS WHEREOF, Executive has executed this Amendment, and the Company has caused this Amendment to be executed by a duly authorized representative, as of the date first set forth above.

                              INTERFACE, INC.


                              By: /s/ Ray C. Anderson
                              Title: Chairman and Chief Executive Officer

                              EXECUTIVE:

                              /s/ John L. Partridge
                              John L. Partridge



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